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EXHIBIT  11
FERRO CORPORATION AND SUBSIDIARIES
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE


                                                                      3 Months       3 Months       6 Months         6 Months
(Dollars in thousands, except per share data)                           JUNE            JUNE          JUNE             JUNE
                                                                        1999            1998          1999             1998
                                                                        ----            ----          ----             ----
         BASIC:

                Weighted Average Common Shares Outstanding            35,232,350      36,995,301      35,121,772     37,171,745

                Net Income                                                19,174          18,402          36,275         35,457

                Less Preferred Stock Dividend, Net of Tax                   (939)           (948)         (1,891)        (1,892)
                                                                     -----------     -----------     ------------   ------------

                Net Income  Available to Common Shareholders          $   18,235      $   17,454         $34,384        $33,565

BASIC EARNINGS PER COMMON SHARE                                            $0.52           $0.47           $0.98          $0.90


         DILUTED:

                Weighted Average Common Shares Outstanding            35,232,350      36,955,301      35,121,772     37,171,745

                Adjustments for assumed conversion of convertible
                       preferred stock and common stock options        3,972,935       4,229,972       3,790,603      4,317,437
                                                                     -----------     -----------     ------------   ------------

                                                                      39,205,285      41,185,273      38,912,375     41,489,182

                Net Income                                               $19,174         $18,402         $36,275        $35,457

                Additional ESOP Contribution, Net of Tax                    (349)           (406)           (710)          (818)
                                                                     -----------     -----------     ------------   ------------

                Adjusted Net Income                                      $18,825         $17,996         $35,565        $34,639


DILUTED EARNINGS PER SHARE                                                 $0.48           $0.44           $0.91          $0.83